Exhibit 99

News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

STANDEX REPORTS FISCAL FOURTH QUARTER 2022 FINANCIAL RESULTS

●	GAAP Operating Margin of 10.4% and Record Adjusted Operating Margin of 13.9% in Fiscal Fourth Quarter; Fifth Consecutive Quarter of Record Consolidated Adjusted Operating Margin
●	14.7% Organic Revenue Growth in Fiscal 2022 Including Record Electronics Segment Revenue of $304 Million; Electronics Sales and Earnings Have More Than Doubled Since Fiscal 2017
●	Free Cash Flow Generation in Fiscal Fourth Quarter of Approximately $19 Million Adding to Substantial Financial Strength
●	Expect To Further Build on Momentum with Continued Improvement in Key Financial Metrics in Fiscal 2023

SALEM, NH – August 4, 2022 – Standex International Corporation (NYSE: SXI) today reported financial results for the fourth quarter of fiscal year 2022 ending June 30, 2022.

Summary Financial Results - Total Standex
($M except EPS and Dividends)	4Q22	4Q21	3Q22	Y/Y	Q/Q
Net Sales	$184.7	$176.4	$189.3	4.7%	-2.4%
Operating Income - GAAP	$19.2	$22.4	$24.5	-14.3%	-21.4%
Operating Income - Adjusted	$25.7	$23.5	$26.1	9.2%	-1.7%
Operating Margin - GAAP	10.4%	12.7%	12.9%	- 230 bps	- 250 bps
Operating Margin - Adjusted	13.9%	13.3%	13.8%	+ 60 bps	+10 bps
Net Income from Continuing Ops - GAAP	$13.2	$14.4	$17.4	-8.2%	-24.0%
Net Income from Continuing Ops - Adjusted	$18.6	$17.1	$18.7	9.2%	-0.1%

EBITDA	$26.0	$30.4	$31.3	-14.4%	-16.9%
EBITDA margin	14.1%	17.2%	16.5%	-310 bps	- 240 bps
Adjusted EBITDA	$32.5	$31.5	$33.0	3.1%	-1.5%
Adjusted EBITDA margin	17.6%	17.9%	17.4%	- 30 bps	+20 bps

Diluted EPS - GAAP	$1.10	$1.18	$1.44	-6.8%	-23.6%
Diluted EPS - Adjusted	$1.54	$1.40	$1.54	10.0%	0.0%
Dividends per share	$0.26	$0.24	$0.26	8.3%	0.0%

Free Cash Flow	$18.8	$26.4	$8.5	-28.9%	120.4%
Net Debt to EBITDA	0.5x	0.6x	0.5x	-5.3%	5.9%

Fourth Quarter Fiscal 2022 Results

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said, “We are pleased with our strong fourth quarter performance which concluded a very successful fiscal 2022. Record consolidated adjusted operating margin of 13.9%, in fiscal fourth quarter 2022 represented a 60 basis point increase year-over-year and a 10 basis point improvement sequentially, despite the impact of the COVID-19 lockdown in China. Each of our five company business segments reported adjusted operating margin of at least 15%, reflecting continued successful company-wide execution on price realization, productivity, and efficiency actions. Sales from fast growth markets such as electric vehicles, green energy, and the commercialization of space increased by 50% to $59 million in fiscal 2022. We are excited about the increasing number of new business opportunities and are well positioned to build on our momentum with improved financial performance in fiscal 2023.

“Highlighting our strengthened operating performance and strategic positioning, the Electronics segment achieved a significant milestone with record sales of $304 million in fiscal 2022. Both revenue and segment operating income have doubled over the past five years as we have aggressively pursued new market opportunities in electric vehicles, renewable energy, and smart grid. Total company backlog realizable in under one year ended at approximately $256 million, representing an approximately 22% increase year-over-year and 4% decrease sequentially.

“Standex’s consistent cash generation and substantial financial flexibility position us well to pursue a very active pipeline of organic and inorganic growth opportunities. We realized approximately $19 million in free cash flow in fiscal fourth quarter 2022 and had approximately $313 million in available liquidity and a net debt to adjusted EBITDA ratio of approximately 0.5x.

“We are entering fiscal 2023 well positioned for further growth and continued improved financial performance as we continue to build on our portfolio of high-quality businesses. Our deep technical and applications expertise is favorably aligned with emerging and sustainable global trends in areas such as renewable energy, electric vehicles, defense, human health, and commercialization of space. In addition, our ongoing operational excellence initiatives, increased investment in R&D and strong balance sheet provide further leverage to drive our growth strategy and trajectory of profitability.” concluded Dunbar.

Fiscal First Quarter 2023 Outlook

In fiscal first quarter 2023, the Company expects revenue and operating margin to be similar to fiscal fourth quarter 2022, with an increase in revenue and operating margin year-over-year. The Company expects that the Electronics segment will be the primary revenue driver with a moderate increase compared to fiscal fourth quarter 2022. This will be partially offset by the Engineering Technologies segment which is expected to have a moderate to significant decrease in revenue followed by a significant increase in fiscal second quarter 2023 due to project timing. Compared to fiscal fourth quarter 2022, Specialty Solutions segment revenue is expected to be similar, while Engraving and Scientific sales are expected to have a slight sequential revenue decrease.

Fourth Quarter Segment Operating Performance

Electronics (39% of sales; 46% of segment operating income)

	4Q22	4Q21	% Change
Electronics ($M)
Revenue	$71.9	$72.8	-1.2%
GAAP Operating Income	15.8	15.7	0.4%
GAAP Operating Margin	22.0%	21.6%
Adjusted Operating Income*	16.2	15.7	3.0%
Adjusted Operating Margin*	22.5%	21.6%

*Excludes purchase accounting expenses of $0.4M associated with Sensor Solutions in Q4 FY22

Revenue decreased approximately $0.9 million or 1.2% year-over-year reflecting 2.5% organic growth and a 2.1% contribution from acquisitions offset by a 5.8% impact from foreign exchange. End markets including renewable energy and electric vehicles remained favorable. However, as expected, the COVID-19 lockdown in China impacted sales by approximately $6 million in fiscal fourth quarter 2022.

Electronics segment backlog realizable in under one year of approximately $149 million increased 26% year-over-year and was sequentially similar to fiscal third quarter 2022. The segment had a book to bill ratio of 1.2 at the end of the fiscal fourth quarter.

Adjusted operating income increased approximately $0.5 million or 3% year-over-year which primarily reflected price realization and productivity actions. Adjusted operating income excludes approximately $0.4 million of purchase accounting expenses associated with the acquisition of Sensor Solutions.

In fiscal first quarter 2023, on a sequential basis, the Company expects a moderate increase in revenue due to continued positive end market demand trends and some recovery of sales deferred due to the COVID-19 lockdown in China. The Company expects a slight increase in operating margin reflecting the sales increase partially offset by product mix.

Engraving (20% of sales; 18% of segment operating income)

	4Q22	4Q21	% Change
Engraving ($M)
Revenue	$37.2	$36.6	1.6%
Operating Income	6.0	5.6	7.0%
Operating Margin	16.2%	15.4%

Revenue increased approximately $0.6 million or 1.6% year-over-year reflecting the impact of project mix. Operating income increased $0.4 million or 7% year-over-year due to sales growth and productivity and efficiency actions. In fiscal first quarter 2023, the Company expects a slight sequential decrease in revenue and operating margin due to project mix partially offset by operational improvements.

Scientific (10% of sales; 11% of segment operating income)

	4Q22	4Q21	% Change
Scientific ($M)
Revenue	$18.8	$20.6	-9.1%
Operating Income	3.7	4.1	-10.2%
Operating Margin	19.8%	20.0%

As expected, revenue decreased approximately $1.9 million or 9.1% year-over-year reflecting ongoing sales in core end markets such as pharmaceutical, clinical laboratories, and academic institutions offset by lower demand associated with COVID-19 vaccine storage. Operating income decreased approximately $0.4 million or 10.2% year-over-year due to the lower volume.

In fiscal first quarter 2023, on a sequential basis, the Company expects a slight revenue and operating margin decrease due to lower COVID vaccine storage demand.

Engineering Technologies (12% of sales; 9% of segment operating income)

	4Q22	4Q21	% Change
Engineering Technologies ($M)
Revenue	$21.6	$20.5	5.3%
Operating Income	3.2	3.1	4.8%
Operating Margin	15.0%	15.1%

Revenue increased approximately $1.1 million or 5.3% year-over-year primarily due to growth in commercial aviation and energy end market demand. Operating income grew approximately $0.1 million or 4.8% year-over-year reflecting volume growth and project mix.

In fiscal first quarter 2023, on a sequential basis, the Company expects a moderate to significant decrease in revenue reflecting timing of projects and a slight decrease in operating margin, with productivity initiatives mostly offsetting impact of volume decline. Revenue and operating margin are expected to increase significantly due to an increased level of project activity in fiscal second quarter 2023.

Specialty Solutions (19% of sales; 16% of segment operating income)

	4Q22	4Q21	% Change
Specialty Solutions ($M)
Revenue	$35.3	$25.8	36.4%
Operating Income	5.4	3.0	80.4%
Operating Margin	15.5%	11.6%

Specialty Solutions revenue increased approximately $9.4 million or 36.4% year-over-year due to volume growth in food service equipment and refuse end markets and impact of price realization actions at Hydraulics. Operating income grew approximately $2.4 million or 80.4% year-over-year reflecting the volume increase combined with pricing and efficiency actions.

In fiscal first quarter 2023, on a sequential basis, the Company revenue to be similar and operating margin to slightly increase reflecting end market demand trends and the impact of pricing and productivity initiatives.

Capital Allocation

●

Share Repurchase: During the fiscal fourth quarter, the Company repurchased approximately 107,314 shares for approximately $10 million. There was approximately $90.6 million remaining on the company’s current share repurchase authorization at the end of the fiscal fourth quarter 2022.

●

Capital Expenditures: In fiscal fourth quarter 2022, Standex’s capital expenditures were $10.8 million compared to $6.1 million in the fiscal fourth quarter of 2021. The Company expects fiscal year 2023 capital expenditures between $35 million and $40 million with key investments focused on growth initiatives and capacity expansion Capital expenditures were $23.9 million in fiscal 2022.

●

Dividend: On July 28, 2022, the Company declared a quarterly cash dividend of $0.26 per share, an approximately 8.3% year-over-year increase. The dividend is payable on August 25, 2022, to shareholders of record on August 11, 2022.

Balance Sheet and Cash Flow Highlights

●

Net Debt:  Standex had net debt of $70 million on June 30, 2022, compared to $63.1 million at the end of fiscal 2021 and $65.8 million at the end of fiscal third quarter 2022. Net debt for the fourth quarter of 2022 consisted primarily of long-term debt of approximately $175 million and cash and equivalents of $104.8 million of which approximately $94 million held by foreign subsidiaries.

Standex repatriated approximately $10 million in fiscal fourth quarter 2022 and $30.8 million in fiscal 2022. The company expects to repatriate between $30 million and $35 million in fiscal 2023.

●

Cash Flow: Net cash provided by continuing operating activities for the three months ended June 30, 2022, was $29.5 million compared to net cash provided by continuing operating activities of $32.5 million in the prior year’s quarter. The Company generated free cash flow after capital expenditures of $18.8 million compared to free cash flow after capital expenditures of $26.4 million in the fiscal fourth quarter of 2021.

Conference Call Details

Standex will host a conference call for investors tomorrow, August 5, 2022, at 8:30 a.m. ET. On the call, David Dunbar, President, and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations,” located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through August 5, 2023. To listen to the teleconference playback, please dial in the U.S. (877)-344-7529 or (412)-317-0088 internationally; the passcode is 8952199. The audio playback via phone will be available through August 12, 2022. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures including the impact of restructuring charges, purchase accounting, insurance recoveries, discrete tax events, loss on sale of a business unit, and acquisition costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engraving, Scientific, Engineering Technologies, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Brazil, Turkey, South Africa, India, and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of pandemics such as the current coronavirus on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the automotive, construction, aerospace, defense, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; the impact of higher transportation and logistics costs, especially with respect to transportation of goods from Asia; the impact of inflation on the costs of providing our products and services; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; our ability to increase manufacturing production to meet demand including as a result of labor shortages; and potential changes to future pension funding requirements. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Ademir Sarcevic, CFO

(603) 893-9701

e-mail: InvestorRelations@Standex.com

Standex International Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
(In thousands, except per share data)	2022	2021	2022	2021

Net sales	$184,739	$176,435	$735,339	$656,232
Cost of sales	118,183	110,627	465,393	414,971
Gross profit	66,556	65,808	269,946	241,261

Selling, general and administrative expenses	41,301	42,305	169,890	163,063
Loss on sale of business	-	-	-	14,624
Restructuring costs	1,930	1,000	4,399	3,478
Acquisition related costs	57	81	1,618	931
Other operating (income) expense, net	4,045	-	5,745	-

Income from operations	19,223	22,422	88,294	59,165

Interest expense	1,390	1,589	5,874	5,992
Other non-operating (income) expense, net	480	400	1,131	473
Total	1,870	1,989	7,005	6,465

Income from continuing operations before income taxes	17,353	20,433	81,289	52,700
Provision for income taxes	4,130	6,002	19,807	14,157
Net income from continuing operations	13,223	14,431	61,482	38,543

Income (loss) from discontinued operations, net of tax	46	(482)	(89)	(2,070)

Net income	$13,269	$13,949	$61,393	$36,473

Basic earnings per share:
Income (loss) from continuing operations	$1.11	$1.20	$5.13	$3.17
Income (loss) from discontinued operations	0.01	(0.04)	-	(0.17)
Total	$1.12	$1.16	$5.13	$3.00

Diluted earnings per share:
Income (loss) from continuing operations	$1.10	$1.18	$5.07	$3.14
Income (loss) from discontinued operations	-	(0.04)	(0.01)	(0.17)
Total	$1.10	$1.14	$5.06	$2.97

Average Shares Outstanding
Basic	11,876	12,068	11,974	12,156
Diluted	12,033	12,213	12,123	12,258

Standex International Corporation
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	June 30,
(In thousands)	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$104,844	$136,367
Accounts receivable, net	117,075	109,883
Inventories	105,339	91,862
Prepaid expenses and other current assets	45,210	23,504
Income taxes receivable	6,530	12,750
Total current assets	378,998	374,366

Property, plant, equipment, net	128,584	133,373
Intangible assets, net	85,770	98,929
Goodwill	267,906	278,054
Deferred tax asset	8,186	9,566
Operating lease right-of-use asset	39,119	37,276
Other non-current assets	25,876	30,659
Total non-current assets	555,441	587,857

Total assets	$934,439	$962,223

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$74,520	$74,756
Accrued liabilities	67,773	61,717
Income taxes payable	8,475	7,236
Total current liabilities	150,768	143,709

Long-term debt	174,830	199,490
Operating lease long-term liabilities	31,357	29,041
Accrued pension and other non-current liabilities	78,141	83,558
Total non-current liabilities	284,328	312,089

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	91,200	80,788
Retained earnings	901,421	852,489
Accumulated other comprehensive loss	(153,312)	(116,140)
Treasury shares	(381,942)	(352,688)
Total stockholders' equity	499,343	506,425

Total liabilities and stockholders' equity	$934,439	$962,223

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
(unaudited)

	Year Ended
	June 30,
(In thousands)	2022	2021

Cash Flows from Operating Activities
Net income	$61,393	$36,473
Income (loss) from discontinued operations	(89)	(2,070)
Income from continuing operations	61,482	38,543

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	29,697	33,241
Stock-based compensation	11,169	8,368
Non-cash portion of restructuring charge	1,691	(489)
Gain from extinguishment of debt - PPP loan	-	(713)
Loss on sale of business	-	14,624
Contributions to defined benefit plans	(515)	(8,120)
Net changes in operating assets and liabilities	(25,387)	(3,588)
Net cash provided by operating activities - continuing operations	78,137	81,866
Net cash provided by (used in) operating activities - discontinued operations	(421)	1,716
Net cash provided by (used in) operating activities	77,716	83,582
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(23,891)	(21,752)
Expenditures for acquisitions, net of cash acquired	(12,978)	(27,406)
Proceeds from sale of business	-	11,678
Other investing activities	5,825	(1,611)
Net cash (used in) investing activities	(31,044)	(39,091)
Cash Flows from Financing Activities
Proceeds from borrowings	-	17,000
Payments of debt	(25,000)	(17,000)
Contingent consideration payment	(2,167)	(356)
Activity under share-based payment plans	1,415	1,273
Purchase of treasury stock	(31,425)	(21,200)
Cash dividends paid	(12,249)	(11,449)
Net cash provided by (used in) financing activities	(69,426)	(31,732)

Effect of exchange rate changes on cash	(8,769)	4,799

Net changes in cash and cash equivalents	(31,523)	17,558
Cash and cash equivalents at beginning of year	136,367	118,809
Cash and cash equivalents at end of period	$104,844	$136,367

Standex International Corporation
Selected Segment Data
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
(In thousands)	2022	2021	2022	2021
Net Sales
Electronics	$71,939	$72,844	$304,290	$253,369
Engraving	37,218	36,639	146,255	147,016
Scientific	18,771	20,645	83,850	79,421
Engineering Technologies	21,559	20,471	78,117	75,562
Specialty Solutions	35,252	25,836	122,827	100,864
Total	$184,739	$176,435	$735,339	$656,232

Income from operations
Electronics	$15,804	$15,739	$70,428	$46,600
Engraving	6,019	5,626	21,825	22,510
Scientific	3,708	4,127	17,861	18,240
Engineering Technologies	3,236	3,088	8,776	6,164
Specialty Solutions	5,394	2,990	15,579	14,358
Restructuring	(1,930)	(1,000)	(4,399)	(3,478)
Loss on sale of business	-	-	-	(14,624)
Acquisition related costs	(57)	(81)	(1,618)	(931)
Corporate	(8,906)	(8,067)	(34,413)	(29,674)
Other operating income (expense), net	(4,045)	-	(5,745)	-
Total	$19,223	$22,422	$88,294	$59,165

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended			Year Ended
	June 30,			June 30,
(In thousands, except percentages)	2022	2021	% Change	2022	2021	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$184,739	$176,435	4.7%	$735,339	$656,232	12.1%
Income from operations, as reported	$19,223	$22,422	-14.3%	$88,294	$59,165	49.2%
Income from operations margin	10.4%	12.7%		12.0%	9.0%
Adjustments:
Restructuring charges	1,930	1,000		4,399	3,478
Acquisition-related costs	57	81		1,618	931
Litigation charge	4,045	-		5,745	-
Loss on sale of business	-	-		-	14,624
Purchase accounting expenses	404	-		435	592
Adjusted income from operations	$25,659	$23,503	9.2%	$100,491	$78,790	27.5%
Adjusted income from operations margin	13.9%	13.3%		13.7%	12.0%
Interest and other income (expense), net	(1,870)	(1,989)		(7,005)	(6,465)
Provision for income taxes	(4,130)	(6,002)		(19,807)	(14,157)
Discrete and other tax items	397	1,774		397	1,578
Tax impact of above adjustments	(1,429)	(224)		(2,919)	(3,434)
Net income from continuing operations, as adjusted	$18,627	$17,062	9.2%	$71,157	$56,312	26.4%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$13,223	$14,431	-8.4%	$61,482	$38,543
Net income from continuing operations margin	7.2%	8.2%		8.4%	5.9%
Add back:
Provision for income taxes	4,130	6,002		19,807	14,157
Interest expense	1,390	1,589		5,874	5,992
Depreciation and amortization	7,286	8,398		29,697	33,241
EBITDA	$26,029	$30,420	-14.4%	$116,860	$91,933	27.1%
EBITDA Margin	14.1%	17.2%		15.9%	14.0%
Adjustments:
Restructuring charges	1,930	1,000		4,399	3,478
Acquisition-related costs	57	81		1,618	931
Litigation charge	4,045	-		5,745	-
Loss on sale of business	-	-		-	14,624
Purchase accounting expenses	404	-		435	592
Adjusted EBITDA	$32,465	$31,501	3.1%	$129,057	$111,558	15.7%
Adjusted EBITDA Margin	17.6%	17.9%		17.6%	17.0%

Free cash flow:
Net cash provided by operating activities - continuing operations, as reported	$29,510	$32,528		$78,137	$81,866
Less: Capital expenditures	(10,753)	(6,140)		(23,891)	(21,752)
Free operating cash flow	$18,757	$26,388		$54,246	$60,114

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended			Year Ended
	June 30,			June 30,
Adjusted earnings per share from continuing operations	2022	2021	% Change	2022	2021	% Change

Diluted earnings per share from continuing operations, as reported	$1.10	$1.18	-6.8%	$5.07	$3.14	61.5%

Adjustments:
Restructuring charges	0.12	0.06		0.28	0.22
Acquisition-related costs	-	0.01		0.10	0.06
Litigation charge	0.26	-		0.36	-
Loss on sale of business	-	-			1.01
Discrete tax items	0.03	0.15		0.03	0.13
Purchase accounting expenses	0.03	-		0.03	0.04
Diluted earnings per share from continuing operations, as adjusted	$1.54	$1.40	10.0%	$5.87	$4.60	27.6%